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                         September 15, 2023

       Richard M. Brooks
       Chief Executive Officer
       Zumiez Inc.
       4001 204th Street SW
       Lynnwood, Washington 98036

                                                        Re: Zumiez Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 21,
2023
                                                            File No. 000-51300

       Dear Richard M. Brooks:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program